EXHIBIT 21.1


                              LIST OF SUBSIDIARIES

Safari Camera Corporation, a New York Corporation
Photography For Evidence inc., a New York Corporation
Impact Dampening Technology Inc. a New York Corporation
Safari Target Corporation, a New York Corporation
Shoothru Inc.,a New Jersey Corporation
Safari Boat Company, a New York Corporation
Safari Lure Company, a New York Corporation